       As filed with the Securities and Exchange Commission on November 14, 2001
                                                     Registration No. 333-______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                                  TELLIUM, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                       22-3509099
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                        Identification No.)

                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                       Special 2001 Stock Incentive Plan
                          Restricted Stock Agreements
                            (Full title of the plans)

               Harry J. Carr, Chairman and Chief Executive Officer
                                  Tellium, Inc.
                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100

                                    copy to:
                             Richard A. Steinwurtzel
                    Fried, Frank, Harris, Shriver & Jacobson
                          1001 Pennsylvania Avenue, NW
                             Washington, D.C. 20004
                                (202) 639-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                               Proposed
                                                                Maximum
                                                               Offering       Proposed Maximum       Amount of
         Title of Each Class               Amount to be        Price per          Aggregate         Registration
    of Securities to be Registered          Registered         Share (1)       Offering Price            Fee
----------------------------------------- ------------------ ---------------- -------------------- -----------------
Common stock, $.001 par value, issuable
under the Special 2001 Stock
Incentive Plan                               1,737,500            $5.82        $ 10,112,250.00        $ 2,528.06

Common stock, $.001 par value, issued
under the Restricted Stock Agreements
and the Management Investor
Subscription Agreements                     16,778,569             5.82        $ 97,651,271.58         24,412.82

Total                                       18,516,069                         $107,763,521.60        $26,940.88
====================================================================================================================

(1) The proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and (h). With respect to the 1,737,500 shares reserved for future issuance under the Special 2001 Stock Incentive Plan and the 16,778,569 shares that have been issued under the Restricted Stock Agreements and the Management Investor Subscription Agreements, the proposed maximum offering price is based on the average of the high and low sale price of $5.82 per share of Tellium's common stock reported on the Nasdaq Stock Market on November 7, 2001.

                                EXPLANATORY NOTE

     This registration statement registers (1) shares of common stock that may be issued under the Special 2001 Stock Incentive Plan; (2) resales of shares of common stock that have been issued under Restricted Stock Agreements and Management Investor Subscription Agreements; and (3) resales of shares of common stock that may be issued under the Special 2001 Stock Incentive Plan.

     This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3. The second part contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in
Part I of Form S-8. This plan information, the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

     Tellium, Inc. will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 or additional information about the plans. Requests should be directed to Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757-0901 attention: Jennifer Collins (telephone 723-923-4100).

                                  TELLIUM, INC.

                                  Common Stock

                                18,516,069 Shares

                                   ----------

                               REOFFER PROSPECTUS

                                   ----------

         Selling stockholders of Tellium, Inc. may from time to time offer and sell up to an aggregate of 18,516,069 shares of common stock to the public under this reoffer prospectus. Sales may be made at market prices prevailing at the time of the sale or at negotiated or fixed prices. The selling stockholders are current or former officers and other employees of Tellium, and their family members, who (1) have acquired their shares of common stock under the Restricted Stock Agreements and the Management Investor Subscription Agreements or (2) who may acquire their shares of common stock under the Special 2001 Stock Incentive Plan.

         We sometimes refer to the shares of common stock offered under this reoffer prospectus as the "securities."

         Our common stock is listed on the Nasdaq Stock Market under the symbol "TELM".

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this reoffer prospectus is November 14, 2001.

                                   ----------

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
PROSPECTUS SUMMARY...................................................................................... 1

RISK FACTORS............................................................................................ 2

     Risks Related to Our Business and Financial Results................................................ 2

         We have incurred significant losses to date and expect to continue to incur losses in the future, which may cause our stock price to decline............................... 2

         Our limited operating history makes forecasting our future revenues and operating results difficult, which may impair our ability to manage our business and your ability to assess our
         prospects...................................................................................... 2

         We expect that substantially all of our revenues will be generated from a limited number of customers, including Cable & Wireless, Dynegy Connect and Qwest.  The termination or deterioration of our relationship with these customers will have a significant negative impact on our revenue and cause us to continue to incur substantial operating losses........................................... 2

         If we do not attract new customers, our revenue may not increase............................... 3

         If our line of optical switches or their future enhancements are not successfully developed, they will not be accepted by our customers and our target market, and our future revenue will not grow........................................ 4

         Due to the long and variable sales cycles for our products, our revenues and operating results may vary significantly from quarter to quarter. As a result, our quarterly results may be below the expectations of market analysts and investors, causing the price of our common stock to decline.................................... 4

         We expect the average selling prices of our products to decline, which may reduce revenues and gross margins.............................................................. 5

         We will be required to record significant non-cash charges as a result of warrants, options and other equity issuances and acquisitions.  These non-cash charges will adversely affect our future operating results and investors may consider this impact material, in which case the price of our common stock could decline.................................................................................. 5

         Economic recessions or downturns could harm our operating results.............................. 7

     Risks Related to Our Products...................................................................... 7

         Our products may have errors or defects that we find only after full deployment, or problems may arise from the use of our products in conjunction with other vendors' products, which could, among other things, make us lose customers and revenues.................................................... 7

         If our products do not operate within our customers' networks, installations will be delayed or cancelled, reducing our revenues, or we may have to modify some of our product designs.  Product modifications could increase our expenses and reduce the margins on our products................................................ 8

         If our products do not meet industry standards that may emerge, or if some industry standards are not ultimately adopted, we will not gain market acceptance and our revenues will not grow............................................... 8

         If we do not establish and increase our market share in the intensively competitive optical networking market, we will experience, among other things, reduced revenues and gross margins..................................................... 8

     Risks Related to the Expansion of Our Business..................................................... 9

         If the optical switching market does not develop as we expect, our operating results will be negatively affected and our stock price could decline.......................... 9

         If we are not successful in rapidly developing new and enhanced products that respond to customer requirements and technological changes, customers will not buy our products and we could lose revenue................................................. 9

         If we do not expand our sales, marketing and distribution channels, we may be unable to increase market awareness and sales of our products, which may prevent us from increasing our sales and achieving and maintaining profitability...................................................................... 10

         If we do not expand our customer service and support organization, we may be unable to increase our sales................................................................ 10

         Our failure to manage our growth, improve existing processes and implement new systems could result in lost sales or disruptions to our business.......................... 10

         If we are not able to hire and retain qualified personnel, or if we lose key personnel, we may be unable to compete or grow our business.................................... 11

         If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves......................................................................... 11

         We do not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenues......................... 11

         We may not be able to obtain additional capital to fund our existing and future operations.............................................................................. 12

         If we make acquisitions, our stockholders could be diluted and we could assume additional contingent liabilities. In addition, if we fail to successfully integrate or manage the acquisitions we make, our business would be disrupted and we could lose sales............................................................................... 12

         The communications industry is subject to government regulations.  These regulations could negatively affect our growth and reduce our revenues......................... 13

     Risks Related to Our Product Manufacturing......................................................... 13

         If Agere Systems Inc. stops supplying us with components, we may experience manufacturing delays, which could harm our customer relationships.............................. 13

         If we fail to predict our manufacturing and component requirements accurately, we could incur additional costs or experience manufacturing delays, which could harm our customer relationships............................................ 13

         Some of the optical components used in our products may be difficult to obtain.  This could inhibit our ability to manufacture our products and we could lose revenue and market share..................................................... 14

         Any disruption in our manufacturing relationships may cause us to fail to meet our customers' demands, damage our customer relationships and cause us to lose revenue................................................................................... 14

         We purchase several of our key components from single or limited sources.
         If we are unable to obtain these components on a timely basis, we will not be able to meet our customers' product delivery requirements, which could harm our reputation and decrease our sales.......................................................... 15

         Our ability to compete could be jeopardized and our business plan seriously compromised if we are unable to protect from third-party challenges the development and maintenance of the proprietary aspects of the optical switching products and technology we design..................................... 15

         If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete and our business seriously harmed because we could have to limit or cease the development of some of our products............................................................  16

     Risks Related to this Offering.....................................................................  16

         Insiders have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control........................  16

         The trading price for our common stock is likely to be highly volatile.
         This makes your investment in our common stock more risky and litigation more likely....................................................................................  16

FORWARD-LOOKING STATEMENTS..............................................................................  17

USE OF PROCEEDS.........................................................................................  17

DILUTION................................................................................................  17

SELLING STOCKHOLDERS....................................................................................  17

PLAN OF DISTRIBUTION....................................................................................  21

LEGAL MATTERS...........................................................................................  23

EXPERTS.................................................................................................  23

WHERE YOU CAN FIND ADDITIONAL INFORMATION...............................................................  24

INCORPORATION BY REFERENCE..............................................................................  24

INDEMNIFICATION.........................................................................................  25


                                   ----------

         YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS REOFFER PROSPECTUS OR ANY SUPPLEMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT.

         Unless otherwise indicated, all references to "Tellium," "we," "us" and "our" refer to Tellium, Inc. and its subsidiaries.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES.

                                  TELLIUM, INC.

         We design, develop and market high-speed, high-capacity, intelligent optical switches that enable telecommunications service providers to quickly and cost-effectively deliver new high-speed services. Intelligent optical switches are products that are installed in the core, or center, of telecommunications networks to manage the flow of optical signals, which are beams of light transmitted over fiber optic cables. Our target customer base includes emerging and established service providers, which include long-distance carriers and wholesale service providers, Internet service providers and cable operators. We believe that the network equipment that service providers are currently using does not offer sufficient flexibility to improve data service offerings and does not allow service providers to upgrade their networks in a timely and cost-effective manner.

         We were incorporated in Delaware on April 21, 1997 as MWD, Inc. and began business operations on May 8, 1997. We changed our name to Tellium, Inc. on June 3, 1997. Our principal executive offices are located at 2 Crescent Place, Oceanport, New Jersey 07757-0901 and 185 Route 36, Building D, West Long Branch, New Jersey 07764, and our telephone number is (732) 923-4100. Our World Wide Web site address is www.tellium.com. Information contained in our Web site is not incorporated by reference into this reoffer prospectus, and you should not consider information contained in our Web site as part of this reoffer prospectus.

                                  RISK FACTORS

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL RESULTS

WE HAVE INCURRED SIGNIFICANT LOSSES TO DATE AND EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

         We have incurred significant losses to date and expect to continue to incur losses in the future. We had net losses of approximately $110.3 million for the year ended December 31, 2000 and approximately $149.5 million for the nine months ended September 30, 2001. As of December 31, 2000 and September 30, 2001, we had an accumulated deficit of approximately $156.1 million and $305.6 million, respectively. We have large fixed expenses and expect to continue to incur significant manufacturing, research and development, sales and marketing, administrative and other expenses in connection with the ongoing development and expansion of our business. We expect these operating expenses to increase significantly as we increase our spending in order to develop and grow our business. In order to become profitable, we will need to generate and sustain higher revenue. If we do not generate sufficient revenues to achieve or sustain profitability, our stock price will likely decline.

OUR LIMITED OPERATING HISTORY MAKES FORECASTING OUR FUTURE REVENUES AND OPERATING RESULTS DIFFICULT, WHICH MAY IMPAIR OUR ABILITY TO MANAGE OUR BUSINESS AND YOUR ABILITY TO ASSESS OUR PROSPECTS.

         We began our business operations in May 1997 and shipped our first optical switch in January 1999. We have limited meaningful historical financial and operational data upon which we can base projected revenues and planned operating expenses and upon which you may evaluate us and our prospects. As a young company in the new and rapidly evolving optical switching industry, we face risks relating to our ability to implement our business plan, including our ability to continue to develop and upgrade our technology and our ability to maintain and develop customer and supplier relationships. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in our industry.

WE EXPECT THAT SUBSTANTIALLY ALL OF OUR REVENUES WILL BE GENERATED FROM A LIMITED NUMBER OF CUSTOMERS, INCLUDING CABLE & WIRELESS, DYNEGY CONNECT AND QWEST. THE TERMINATION OR DETERIORATION OF OUR RELATIONSHIP WITH THESE CUSTOMERS WILL HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR REVENUE AND CAUSE US TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES.

         For the year ended December 31, 2000 and for the nine months ended September 30, 2001, we have derived significant revenue from sales under our contract with Extant, which was transferred to Dynegy Connect in September 2000. We anticipate that substantially all of our revenues for the foreseeable future will be derived from Cable & Wireless, Dynegy Connect and Qwest.

         Although Dynegy Connect has agreed to purchase its full requirements for optical switches from us until November 1, 2003, Dynegy Connect is not contractually obligated to purchase future products or services from us and may discontinue doing so at any time. Dynegy Connect is permitted to terminate the agreement for, among other things, a breach of our material obligations under the contract.

         Under our agreement with Cable & Wireless, Cable & Wireless has made a commitment to purchase a minimum of $350 million of our optical switches by August 7, 2005. Our agreement with Cable & Wireless gives Cable & Wireless the right to reduce its minimum purchase commitment from $350 million to $200 million if we do not maintain a technological edge so that there exists in the marketplace superior technology that we have not matched. This agreement also permits Cable & Wireless to terminate the agreement upon breach of a variety of our obligations under the contract.

         Under our agreement with Qwest, Qwest has made a commitment to purchase a minimum of $300 million of our optical switches over the first three years of the contract and, subject to extensions under a limited circumstance, an additional $100 million over the following two years of the contract. This agreement allows Qwest, through binding arbitration, to terminate the agreement upon breach of a variety of our obligations under the contract.

         If any of these customers elects to terminate its contract with us or if a customer fails to purchase our products for any reason, we would lose significant revenue and incur substantial operating losses, which would seriously harm our ability to build a successful business.

IF WE DO NOT ATTRACT NEW CUSTOMERS, OUR REVENUE MAY NOT INCREASE.

         We are currently very dependent on three customers. We must expand our customer base in order to succeed. If we are not able to attract new customers who are willing to make significant commitments to purchase our products and services for any reason, including if there is a downturn in their businesses, our business will not grow and our revenue will not increase. Our customer base and revenue will not grow if:

         o        customers are unwilling or slow to utilize our products;

         o we experience delays or difficulties in completing the development and introduction of our planned products or product enhancements;

         o our competitors introduce new products that are superior to our products;

         o        our products do not perform as expected; or

         o        we do not meet our customers' delivery requirements.

In the past, we issued warrants to some customers. We may not be able to attract new customers and expand our sales with our existing customers if we do not provide warrants or other incentives.

IF OUR LINE OF OPTICAL SWITCHES OR THEIR FUTURE ENHANCEMENTS ARE NOT SUCCESSFULLY DEVELOPED, THEY WILL NOT BE ACCEPTED BY OUR CUSTOMERS AND OUR TARGET MARKET, AND OUR FUTURE REVENUE WILL NOT GROW.

         We began to focus on the marketing and the selling of optical switches in the second quarter of 1999. Our future revenue growth depends on the commercial success and adoption of our optical switches.

         We are developing new products and enhancements to existing products. We may not be able to develop new products or product enhancements in a timely manner, or at all. For example, our Aurora Full-Spectrum switch depends on advancements in optical components, including micro-electromechanical systems, which have not yet been proven for telecommunications products. Any failure to develop new products or product enhancements will substantially decrease market acceptance and sales of our present and future products. Any failure to develop new products or product enhancements could also delay purchases by our customers under their contracts, or, in some cases, could cause us to be in breach under our contracts with our customers. Even if we are able to develop and commercially introduce new products and enhancements, these new products or enhancements may not achieve widespread market acceptance and may not be satisfactory to our customers. Any failure of our future products to achieve market acceptance or be satisfactory to our customers could slow or eliminate our revenue growth.

DUE TO THE LONG AND VARIABLE SALES CYCLES FOR OUR PRODUCTS, OUR REVENUES AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER. AS A RESULT, OUR QUARTERLY RESULTS MAY BE BELOW THE EXPECTATIONS OF MARKET ANALYSTS AND INVESTORS, CAUSING THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Our sales cycle is lengthy because a customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. We may incur substantial expenses and devote senior management attention to potential relationships that may never materialize, in which event our investments will largely be lost and we may miss other opportunities. In addition, after we enter into a contract with a customer, the timing of purchases and deployment of our products may vary widely and will depend on a number of factors, many of which are beyond our control, including:

         o        specific network deployment plans of the customer;

         o        installation skills of the customer;

         o        size of the network deployment;

         o        complexity of the customer's network;

         o        degree of hardware and software changes required; and

         o        new product availability.

For example, customers with significant or complex networks usually expand their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. The long sales cycles, as well as the placement of large orders with short lead times on an irregular and unpredictable basis, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter. As a result, it is likely that in some future quarters our operating results may be below the expectations of market analysts and investors, which could cause the trading price of our common stock to decline.

WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECLINE, WHICH MAY REDUCE REVENUES AND GROSS MARGINS.

         Our industry has experienced a rapid erosion of average product selling prices. Consistent with this general trend, we anticipate that the average selling prices of our products will decline in response to a number of factors, including:

         o        competitive pressures;

         o        increased sales discounts; and

         o        new product introductions by our competitors.

         If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices of our products will reduce our revenues and gross margins.

WE WILL BE REQUIRED TO RECORD SIGNIFICANT NON-CASH CHARGES AS A RESULT OF WARRANTS, OPTIONS, OTHER EQUITY ISSUANCES AND ACQUISITIONS. THESE NON-CASH CHARGES WILL ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS AND INVESTORS MAY CONSIDER THIS IMPACT MATERIAL, IN WHICH CASE THE PRICE OF OUR COMMON STOCK COULD DECLINE.

         The warrant held by affiliates of Dynegy Connect allows them to purchase 5,226,000 shares of our common stock at $3.05 per share. When we granted the warrant, the majority of shares subject to the warrant were scheduled to become exercisable as Dynegy Connect met specified milestones during the term of our contract. As of November 2, 2000, we amended the warrant agreement to immediately vest all of the remaining shares subject to the warrant. The revised agreement provides that the warrant becomes exercisable based on the schedule of milestones previously contained in the warrant. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant shall then become exercisable. In connection with the execution of this amendment, we will incur a non-cash charge of approximately $90.6 million. This charge will be recorded as a reduction of revenue as we realize revenue from this contract.

         As part of our agreement with Qwest, we issued three warrants to a wholly-owned subsidiary of Qwest to purchase 2,375,000 shares of our common stock at an exercise price of $14.00 per share. The 2,375,000 shares subject to the warrants were vested when we issued the warrants. One of the warrants is exercisable as to 1,000,000 shares. Another warrant becomes exercisable as to 1,000,000 shares at the earlier of Qwest meeting specified milestones during the term of our procurement contract or on September 18, 2005, which is five years from the date of the warrant. The third warrant becomes exercisable as to the remaining 375,000 shares at the earlier of Qwest meeting a milestone during the term of our procurement contract or on April 10, 2007, which is six years from the date of the warrant. The fair market value of the issued warrants, approximately $38.0 million, will be recorded as a reduction of revenue related to the Qwest procurement contract.

         We will incur significant additional non-cash charges as a result of our acquisition of Astarte and our acquisition of an intellectual property license from AT&T. The goodwill and intangible assets associated with the Astarte acquisition are approximately $113.3 million. The intangible asset associated with the acquisition of the AT&T license is approximately $45.0 million.

         In addition, we have recorded deferred compensation expense and have begun to amortize non-cash charges to earnings as a result of options and other equity awards granted to employees and non-employee directors at prices deemed to be below fair market value on the dates of grant. Our future operating results will reflect the continued amortization of those charges over the vesting period of these options and awards. At September 30, 2001, we had recorded deferred compensation expense of approximately $159.6 million, which will be amortized to compensation expense between 2001 and 2005.

         We have also issued certain performance-based options to employees and consultants. If the performance criteria are met, we will record significant non-cash charges that will negatively impact our operating results. At this time, it is not possible to determine the amount of these charges as they will be based in part on the fair market value of our common stock at the time the performance criteria are met.

         All of the non-cash charges referred to above will negatively impact future operating results. It is possible that some investors might consider the impact on operating results to be material, which could result in a decline in the price of our common stock.

ECONOMIC RECESSIONS OR DOWNTURNS COULD HARM OUR OPERATING RESULTS.

         Our customers may be susceptible to economic slowdowns or recessions and could lead to a decrease in revenue. The terrorist attacks of September 11, 2001 on New York City and Washington, D.C., and the continuing acts and threats of terrorism are having an adverse effect on the U.S. economy and could possibly induce or accelerate the advent of an economic recession. Our government's political, social, military and economic policies and policy changes as a result of these circumstances could have consequences that we cannot predict, including causing further weakness in the economy. The near- and long-term impact of these events on our business, including on the industry section in which we focus and our customers and prospective customers, is uncertain. Our operating results and financial condition consequently could be materially and adversely affected in ways we cannot foresee.

RISKS RELATED TO OUR PRODUCTS

OUR PRODUCTS MAY HAVE ERRORS OR DEFECTS THAT WE FIND ONLY AFTER DEPLOYMENT IN OUR CUSTOMERS' NETWORKS FOR AN EXTENSIVE PERIOD OF TIME, OR PROBLEMS MAY ARISE FROM THE USE OF OUR PRODUCTS IN CONJUNCTION WITH OTHER VENDORS' PRODUCTS, WHICH COULD, AMONG OTHER THINGS, MAKE US LOSE CUSTOMERS AND REVENUES.

         Our products are complex and are designed to be deployed in large and complex networks. Our products can only be fully tested when completely deployed in these networks with high amounts of traffic. Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our customers may discover errors or defects in our software or hardware, or our products may not operate as expected after they have used them extensively in their networks. In addition, service providers typically use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of the problem.

         If we are unable to fix any defects or errors or other problems arise, we could:

         o        lose revenues;

         o        lose existing customers;

         o        fail to attract new customers and achieve market acceptance;

         o        divert development resources;

         o        increase service and repair, warranty and insurance costs; and

         o        be subjected to legal actions for damages by our customers.


IF OUR PRODUCTS DO NOT OPERATE WITHIN OUR CUSTOMERS' NETWORKS, INSTALLATIONS WILL BE DELAYED OR CANCELLED, REDUCING OUR REVENUES, OR WE MAY HAVE TO MODIFY

SOME OF OUR PRODUCT DESIGNS. PRODUCT MODIFICATIONS COULD INCREASE OUR EXPENSES AND REDUCE THE MARGINS ON OUR PRODUCTS.

         Our customers require that our products be designed to operate within their existing networks, each of which may have different specifications. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. If our products do not operate within our customers' networks, installations could be delayed and orders for our products could be cancelled, causing our revenues to decline. The requirement that we modify product designs in order to achieve a sale may result in a longer sales cycle, increased research and development expense and reduced margins on our products.

IF OUR PRODUCTS DO NOT MEET INDUSTRY STANDARDS THAT MAY EMERGE, OR IF SOME INDUSTRY STANDARDS ARE NOT ULTIMATELY ADOPTED, WE WILL NOT GAIN MARKET ACCEPTANCE AND OUR REVENUES WILL NOT GROW.

         Our success depends, in part, on both the adoption of industry standards for new technologies in our market and our products' compliance with industry standards. To date, no industry standards have been adopted related to some functions of our products. The absence of industry standards may prevent market acceptance of our products if potential customers delay purchases of new equipment until standards are adopted. In addition, in developing our products, we have made, and will continue to make, assumptions about the industry standards that may be adopted by our competitors and existing and potential customers. If the standards adopted are different from those which we have chosen to support, customers may not choose our products, and our sales and related revenues will be significantly reduced.

IF WE DO NOT ESTABLISH AND INCREASE OUR MARKET SHARE IN THE INTENSIVELY COMPETITIVE OPTICAL NETWORKING MARKET, WE WILL EXPERIENCE, AMONG OTHER THINGS, REDUCED REVENUES AND GROSS MARGINS.

         If we do not compete successfully in the intensely competitive market for public telecommunications network equipment, we may lose any advantage that we might have by being the first to market with an optical switch prior to achieving significant market penetration. In addition to losing any competitive advantage, we may also:

         o        not be able to obtain or retain customers;

         o        experience price reductions for our products;

         o        experience order cancellations;

         o        experience increased expenses; and

         o        experience reduced gross margins.

Many of our competitors, in comparison to us, have:

         o        longer operating histories;

         o        greater name recognition;

         o        larger customer bases; and

         o significantly greater financial, technical, sales, marketing, manufacturing and other resources.

         These competitors may be able to reduce our market share by adopting more aggressive pricing policies than we can or by developing products that gain wider market acceptance than our products.

RISKS RELATED TO THE EXPANSION OF OUR BUSINESS

IF THE OPTICAL SWITCHING MARKET DOES NOT DEVELOP AS WE EXPECT, OUR OPERATING RESULTS WILL BE NEGATIVELY AFFECTED AND OUR STOCK PRICE COULD DECLINE.

         The market for optical switching is extremely new and rapidly evolving. Optical switching may not be widely adopted as a method by which service providers address their data capacity requirements. In addition, most service providers have made substantial investments in their current network and are typically reluctant to adopt new and unproven technologies. They may elect to remain with their current network design or to adopt a new design, like ours, in limited stages or over extended periods of time. A decision by a customer to purchase our product involves a significant capital investment. We will need to convince service providers of the benefits of our products for future network upgrades, and if we are unable to do so, a viable market for our products may not develop or be sustainable. If the market for optical switching does not develop, or develops more slowly than we expect, our operating results will be below our expectations and the price of our stock could decline.

IF WE ARE NOT SUCCESSFUL IN RAPIDLY DEVELOPING NEW AND ENHANCED PRODUCTS THAT RESPOND TO CUSTOMER REQUIREMENTS AND TECHNOLOGICAL CHANGES, CUSTOMERS WILL NOT BUY OUR PRODUCTS AND WE COULD LOSE REVENUE.

         The market for optical switching is characterized by rapidly changing technologies, frequent new product introductions and evolving customer and industry standards. We may be unable to anticipate or respond quickly or effectively to rapid technological changes. Also, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development and introduction of new products and enhancements. In addition, if our competitors introduce products based on new or alternative technologies, our existing and future products could become obsolete and our sales could decrease.

         Our customers require some product features and capabilities that our current products do not have. If we fail to develop or enhance our products or to offer services that satisfy evolving customer demands, we will not be able to satisfy our existing customers' requirements or increase demand for our products. If this happens, we will lose customers and breach our existing contracts with our customers, our operating results will be negatively impacted and the price of our stock could decline.

IF WE DO NOT EXPAND OUR SALES, MARKETING AND DISTRIBUTION CHANNELS, WE MAY BE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS, WHICH MAY PREVENT US FROM INCREASING OUR SALES AND ACHIEVING AND MAINTAINING PROFITABILITY.

         Our products require a sophisticated sales and marketing effort targeted towards a limited number of key individuals within our current and prospective customers' organizations. Our success will depend, in part, on our ability to develop and manage these relationships. We continue to build our direct sales and marketing force and plan to hire additional sales and marketing personnel and consulting engineers. Competition for these individuals is intense because there is a limited number of people available with the necessary technical skills and understanding of the optical switching market. In addition, we believe that our success will depend on our ability to establish successful relationships with various distribution partners. If we are unable to expand our sales, marketing and distribution operations, we may not be able to effectively market and sell our products, which may prevent us from increasing our sales and achieving and maintaining profitability.

IF WE DO NOT EXPAND OUR CUSTOMER SERVICE AND SUPPORT ORGANIZATION, WE MAY BE UNABLE TO INCREASE OUR SALES.

         We currently have a small customer service and support organization and will need to increase our staff to support new and existing customers. Our products are complex and our customers need highly-trained customer service and support personnel to be available at all hours. We are likely to have difficulty hiring customer service and support personnel because of the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization and rapidly train these personnel, we may not be able to increase our sales, which could cause the price of our stock to decline.

OUR FAILURE TO MANAGE OUR GROWTH, IMPROVE EXISTING PROCESSES AND IMPLEMENT NEW SYSTEMS COULD RESULT IN LOST SALES OR DISRUPTIONS TO OUR BUSINESS.

         We have expanded our operations rapidly since our inception in May 1997. Our growth has placed, and we anticipate that our growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully sell our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. From September 30, 2000 to September 30, 2001, the number of our employees increased from 308 to 545. We expect that we will need to continue to refine and expand our financial, managerial and manufacturing controls and reporting systems. If we are unable to implement adequate control systems in an efficient and timely manner, our operations could be adversely affected and our growth could be impaired, which could cause the price of our stock to decline.

IF WE ARE NOT ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, OR IF WE LOSE KEY PERSONNEL, WE MAY BE UNABLE TO COMPETE OR GROW OUR BUSINESS.

         We believe our future success will also depend, in large part, on our ability to identify, attract and retain sufficient numbers of highly-skilled employees, particularly qualified sales and engineering personnel. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities may attempt to recruit our employees. If we are unable to hire and retain adequate staffing levels, we may not be able to increase sales of our products, which could cause the price of our stock to decline.

         Our future success depends to a significant degree on the skills and efforts of Harry J. Carr, our Chief Executive Officer and Chairman of the Board, Krishna Bala, our Chief Technology Officer, and other key executive officers and members of our senior management. These employees have critical industry experience and relationships that we rely on to implement our business plan. We currently do not have "key person" life insurance policies covering any of our employees. If we lose the services of Mr. Carr, Dr. Bala or one or more of our other key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, causing our stock price to decline.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

         We may become subject to claims from companies in our industry whose employees accept positions with us that we have engaged in unfair hiring practices or inappropriately taken or benefited from confidential or proprietary information. These claims may result in material litigation or judgments against us. We could incur substantial costs in defending ourselves or our employees against these claims, regardless of the merits of the claims. In addition, defending ourselves from these claims could divert the attention of our management away from our core business, which could cause our financial performance to suffer.

WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUES.

         We are expanding the marketing and sales of our products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. We will face risks and challenges that we do not have to address in our U.S. operations, including:

         o        currency fluctuations and exchange control regulations;

         o        changes in regulatory requirements in international markets;

         o expenses associated with developing and customizing our products for foreign countries;

         o        reduced protection for intellectual property rights; and

         o compliance with international technical and regulatory standards that differ from domestic standards.

         If we do not successfully overcome these risks and challenges, our international business will not achieve the revenue or profits that we expect.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR EXISTING AND FUTURE OPERATIONS.

         At September 30, 2001, we had approximately $226.4 million in cash and cash equivalents. We believe that our available cash, our line of credit facilities and cash anticipated to be available from future operations, will enable us to meet our working capital requirements for the next 12 months. The development and marketing of new products, however, and the expansion of our direct sales operation and associated customer support organization will require a significant commitment of resources. As a result, we may need to raise substantial additional capital. We may not be able to obtain additional capital at all, or upon acceptable terms. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our planned product development and marketing and sales efforts. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of additional securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, their terms could impose additional restrictions on our operations.

IF WE MAKE ACQUISITIONS, OUR STOCKHOLDERS COULD BE DILUTED AND WE COULD ASSUME ADDITIONAL CONTINGENT LIABILITIES. IN ADDITION, IF WE FAIL TO SUCCESSFULLY INTEGRATE OR MANAGE THE ACQUISITIONS WE MAKE, OUR BUSINESS WOULD BE DISRUPTED AND WE COULD LOSE SALES.

         We may, as we did with the acquisition of Astarte, consider investments in complementary businesses, products or technologies. In the event of any future acquisitions, we could:

         o issue stock that would dilute our current stockholders' percentage ownership;

         o incur debt that will give rise to interest charges and may impose material restrictions on the manner in which we operate our business;

         o        assume liabilities;

         o incur amortization expenses related to goodwill and other intangible assets; or

         o        incur large and immediate write-offs.

We also face numerous risks, including the following, in operating and integrating any acquired business:

         o problems combining the acquired operations, technologies or products;

         o diversion of management's time and attention from our core business;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks associated with entering markets in which we have no or limited prior experience; and

         o potential loss of key employees, particularly those of acquired companies.

         We may not be able to successfully integrate businesses, products, technologies or personnel that we might acquire in the future. If we fail to do so, we could experience lost sales or disruptions to our business.

THE COMMUNICATIONS INDUSTRY IS SUBJECT TO GOVERNMENT REGULATIONS. THESE REGULATIONS COULD NEGATIVELY AFFECT OUR GROWTH AND REDUCE OUR REVENUES.

         Our products and our customers' products are subject to Federal Communications Commission rules and regulations. Current and future Federal Communications Commission rules and regulations affecting communications services or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers in the future. We may not obtain or maintain all of the regulatory approvals that may, in the future, be required to operate our business. Our inability to obtain these approvals, as well as any delays caused by our compliance and our customers' compliance with regulatory requirements could result in postponements or cancellations of our product orders, which would significantly reduce our revenues.

RISKS RELATED TO OUR PRODUCT MANUFACTURING

IF AGERE SYSTEMS INC. STOPS SUPPLYING US WITH COMPONENTS, WE MAY EXPERIENCE MANUFACTURING DELAYS, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS.

         We currently contract with Agere Systems to supply us with optical transceivers, a critical component of our optical switches. Lucent Technologies, Inc., a major stockholder of Agere, is also one of our major competitors since it develops and markets products similar to ours. If Agere determines not to supply us with optical transceivers because of its relationship with Lucent, we will have to rely on other sources and may experience delays in manufacturing our products, which could damage our customer relationships.

IF WE FAIL TO PREDICT OUR MANUFACTURING AND COMPONENT REQUIREMENTS ACCURATELY, WE COULD

INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS.

         We provide forecasts of our demand to our contract manufacturers and component vendors up to six months prior to scheduled delivery of products to our customers. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationship with our contract manufacturers and component vendors due to unexpectedly reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of components and optical assemblies, which could interrupt manufacturing of our products, result in delays in shipments to our customers and damage our customer relationships.

SOME OF THE OPTICAL COMPONENTS USED IN OUR PRODUCTS MAY BE DIFFICULT TO OBTAIN. THIS COULD INHIBIT OUR ABILITY TO MANUFACTURE OUR PRODUCTS AND WE COULD LOSE REVENUE AND MARKET SHARE.

         Our industry has experienced shortages of optical components in times of high demand. For some of these components, there previously were long waiting periods between placement of an order and receipt of the components. If such shortages should reoccur, component suppliers could impose allocations that limit the number of components they supply to a given customer in a specified time period. These suppliers could choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products. If we are not able to manufacture and ship our products on a timely basis, we could lose revenue, our reputation could be harmed and customers may find our competitors' products more attractive.

ANY DISRUPTION IN OUR MANUFACTURING RELATIONSHIPS MAY CAUSE US TO FAIL TO MEET OUR CUSTOMERS' DEMANDS, DAMAGE OUR CUSTOMER RELATIONSHIPS AND CAUSE US TO LOSE REVENUE.

         We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications and to fill orders on a timely basis. Our contract manufacturers may not always have sufficient quantities of inventory available to fill our orders or may not allocate their internal resources to fill these orders on a timely basis.

         We currently do not have long-term contracts with any of our manufacturers. As a result, our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. If for any reason these manufacturers were to stop satisfying our needs without providing us with sufficient warning to procure an alternate source, our ability to sell our products could be harmed. In addition, any failure by our contract manufacturers to supply us with our products on a timely basis could result in late deliveries. Our inability to meet our delivery deadlines could adversely affect our customer relationships and, in some instances, result in termination of these relationships or potentially subject us to litigation. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and could significantly interrupt the supply of our products. If we are required or choose to change contract manufacturers, we may damage our customer relationships and lose revenue.

WE PURCHASE SEVERAL OF OUR KEY COMPONENTS FROM SINGLE OR LIMITED SOURCES. IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS ON A TIMELY BASIS, WE WILL NOT BE ABLE TO MEET OUR CUSTOMERS' PRODUCT DELIVERY REQUIREMENTS, WHICH COULD HARM OUR REPUTATION AND DECREASE OUR SALES.

         We purchase several key components from single or, in some cases, limited sources. We do not have long-term supply contracts for these components. If any of our sole or limited source suppliers experience capacity constraints, work stoppages or any other reduction or disruption in output, they may not be able or may choose not to meet our delivery schedules. Also, our suppliers may:

         o        enter into exclusive arrangements with our competitors;

         o        be acquired by our competitors;

         o stop selling their products or components to us at commercially reasonable prices;

         o refuse to sell their products or components to us at any price; or

         o be unable to obtain or have difficulty obtaining components for their products from their suppliers.

         If supply for these key components is disrupted, we may be unable to manufacture and deliver our products to our customers on a timely basis, which could result in lost or delayed revenue, harm to our reputation, increased manufacturing costs and exposure to claims by our customers. Even if alternate suppliers are available to us, we may have difficulty identifying them in a timely manner, we may incur significant additional expense and we may experience difficulties or delays in manufacturing our products. Any failure to meet our customers' delivery requirements could harm our reputation and decrease our sales.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED AND OUR BUSINESS PLAN SERIOUSLY COMPROMISED IF WE ARE UNABLE TO PROTECT FROM THIRD-PARTY CHALLENGES THE DEVELOPMENT AND MAINTENANCE OF THE PROPRIETARY ASPECTS OF THE OPTICAL SWITCHING PRODUCTS AND TECHNOLOGY WE DESIGN.

         Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our optical switching products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. For example, we enter into confidentiality or license agreements with our employees, consultants, corporate partners and customers and control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to us. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE NOT AVAILABLE TO US OR ARE VERY EXPENSIVE, OUR PRODUCTS COULD BECOME OBSOLETE AND OUR BUSINESS SERIOUSLY HARMED BECAUSE WE COULD HAVE TO LIMIT OR CEASE THE DEVELOPMENT OF SOME OF OUR PRODUCTS.

         We currently license technology from several companies that is integrated into our products. We may occasionally be required to license additional technology from third parties or expand the scope of current licenses to sell or develop our products. Existing and future third-party licenses may not be available to us on commercially reasonable terms, if at all. The loss of our current technology licenses or our inability to expand or obtain any third-party license required to sell or develop our products could require us to obtain substitute technology of lower quality or performance standards or at greater cost or limit or cease the sale or development of certain products or services. If these events occur, we may not be able to increase our sales and our revenue could decline.

RISKS RELATED TO THIS OFFERING

INSIDERS HAVE SUBSTANTIAL CONTROL OVER US AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

     Our directors, executive officers and principal stockholders and entities affiliated with them own approximately 45% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, may influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders or their affiliates may acquire additional equity in the future. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

THE TRADING PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE. THIS MAKES YOUR INVESTMENT IN OUR COMMON STOCK MORE RISKY AND LITIGATION MORE LIKELY.

     We cannot assure you that an active trading market, if any, will be sustained. The price of our common stock may be highly volatile and may fluctuate substantially depending on many factors, some of which are beyond our control. In particular, the limited amount of our product sales and the limited number of customers and/or the announcement of any significant customer developments, awards or losses or of any significant partnerships or acquisitions by us or our competitors could have a material adverse effect on our trading price. In addition, the market for technology companies, including companies whose business involves some aspect of optical networking, has recently experienced substantial price and volume fluctuations, which often have been unrelated or disproportionate to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

                           FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this reoffer prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this reoffer prospectus.

                                 USE OF PROCEEDS

         Tellium will not receive any proceeds when the selling stockholders sell their common stock to others. All sale proceeds will be received by the selling stockholders.

                                    DILUTION

         Because our selling stockholders will offer and sell the common stock covered by this reoffer prospectus at various times and at prices and terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution, if any, to the public arising from these sales.

                              SELLING STOCKHOLDERS

         The selling stockholders are current or former officers and other employees of Tellium, and their "family members," as that term is defined in General Instruction A.1(a)(5) of Form S-8.


                                                  Number of Shares of Common Stock  Number of Shares of Common Stock
               Name                                 Owned Prior to Offering (1)     Being Registered for Sale Hereby
----------------------------------------------- ----------------------------------- ----------------------------------
Michael Albers (2)                                                 480,000                             480,000

Albers Family LLC (3)                                              120,000                             120,000

Krishna Bala and Simrat K. Bala, as Joint
Tenants (4)*                                                       150,000                             150,000

Krishna Bala LLC (5)*                                            1,209,000                           1,209,000

Richard W. Barcus (6)*                                             447,500                             447,500

Barcus Family Limited Partnership No. 1, LLLP (7)*                 300,000                             300,000

Barcus Family Limited Partnership No. 2, LLLP (8)*                 300,000                             300,000

Julie C. Barcus (9)*                                               447,500                             447,500

Darren Beers (10)*                                                 300,000                             300,000

Beers Family L.L.C. (11)*                                          300,000                             300,000

Pankaj H. Bhatt (12)*                                              257,000                             257,000

Smita Bhatt (13)*                                                   25,000                              25,000

The Bhatt Family Limited Partnership (14)*                         135,000                             135,000

Pankaj H. Bhatt and Smita Bhatt(15)*                               110,500                             110,500

E. Thomas Biehl (16)*                                              240,000                             240,000

Biehl Family, L.P. (17)*                                            60,000                              60,000

Grace Carr (18)*                                                   750,000                             750,000

Carr 2000 Trust (19)*                                               54,000                              54,000

Carr Family Trust (20)*                                             45,000                              45,000

Harry J. Carr (21)*                                              5,713,426                           5,713,426

Deborah A. Carr 2000 Family Trust (22)                             344,037                             344,037

Marietta Partners LLC (23)                                         233,787                             233,787

Pluto Partners LLC (24)                                             54,000                              54,000

Thomas J. Cassa (25)                                               385,125                             385,125

The Cassa Family Trust (26)                                         90,000                              90,000

Anthony J. DeMambro (27)                                           278,800                             278,800

Judith A. DeMambro (28)                                                800                                 800

The Anthony J. DeMambro Annuity Trust Indenture (29)                35,200                              35,200

The Judith Ann DeMambro Annuity Trust Indenture (30)                35,200                              35,200

Nicholas DeVito (31)*                                              325,200                             325,200

KD Family LLC (32)*                                                 85,800                              85,800

NCAL, LLC (33)*                                                    489,000                             489,000

John Gamelin (34)*                                                 795,510                             795,510

The Gamelin Family Limited Partnership (35)*                       150,000                             150,000

The Nancy Gamelin Trust (36)*                                       18,684                              18,684

Jack B. Kurtz (37)*                                                807,000                             807,000

Kurtz Family Limited Partnership (38)*                              75,000                              75,000

Michael J. Losch (39)*                                             596,316                             596,316

Michael Losch 2000 GRAT (40)*                                      295,184                             295,184

CJL Family LLC (41)*                                               240,000                             240,000

Other Selling Stockholders (42)                                  1,737,500                           1,737,500

 * These shares are subject to a lock-up agreement with the Company and cannot be resold until the third day after the Company releases its earnings for the year ending December 31, 2001.

(1) For purposes of this table, the number of shares of common stock owned prior to this offering includes all shares of common stock owned as of the date of this reoffer prospectus. It does not include options, exercisable or unexercisable, granted under the other stock option plans maintained by Tellium.

(2)  Mr. Albers is a former officer.

(3)  Mr. Albers controls the Albers Family LLC.

(4) All of the shares listed in the table are vested under Restricted Stock Agreements. Dr. Bala is the Chief Technology Officer of Tellium. Simrat K. Bala is Dr. Bala's spouse.

(5) Of the shares listed in the table, 527,400 are currently unvested under Restricted Stock Agreements. Dr. Bala is the managing partner of Krishna Bala LLC.

(6) Of the shares listed in the table, 175,339 are currently unvested under Restricted Stock Agreements. Mr. Barcus is a former officer.

(7) Of the shares listed in the table, 117,546 are currently unvested under Restricted Stock Agreements. Mr. Barcus is the General Partner of the Barcus Family Limited Partnership No. 1, LLLP.

(8) Of the shares listed in the table, 117,546 are currently unvested under Restricted Stock Agreements. Mr. Barcus is the General Partner of the Barcus Family Limited Partnership No. 2, LLLP.

(9) Of the shares listed in the table, 175,339 are currently unvested under Restricted Stock Agreements. Julie C. Barcus is Mr. Barcus' spouse.

(10) Of the shares listed in the table, 175,000 are currently unvested under Restricted Stock Agreements. Mr. Beers is the Vice President -- Systems Engineering and Customer Support.

(11) Of the shares listed in the table, 212,500 are currently unvested under Restricted Stock Agreements. Mr. Beers is the president of, and controls, Beers Family L.L.C.

(12) Of the shares listed in the table, 117,173 are currently unvested under Restricted Stock Agreements.

(13) Of the shares listed in the table, 11,398 are currently unvested under Restricted Stock Agreements.

(14) Of the shares listed in the table, 61,550 are currently unvested under Restricted Stock Agreements.

(15) Of the shares listed in the table, 50,380 are currently unvested under Restricted Stock Agreements.

(16) Of the shares listed in the table, 108,750 are currently unvested under Restricted Stock Agreements.

(17) Of the shares listed in the table, 60,000 are currently unvested under Restricted Stock Agreements. Mr. Biehl controls the Biehl Family L.P.

(18) Of the shares listed in the table, 510,000 are currently unvested under Restricted Stock Agreements.

(19) All of the shares listed in the table are vested under Restricted Stock Agreements. Ms. Carr controls the Carr 2000 Trust.

(20) Of the shares listed in the table, 15,000 are currently unvested under Restricted Stock Agreements. Ms. Carr controls the Carr Family Trust.

(21) Of the shares listed in the table, 1,562,500 are currently unvested under Restricted Stock Agreements. Mr. Carr is Chief Executive Officer and Chairman of the Board of Directors of Tellium.

(22) All of the shares listed in the table are vested under Restricted Stock Agreements. Deborah A. Carr is Mr. Carr's spouse and controls the Deborah
     A. Carr 2000 Family Trust.

(23) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. Carr controls Marietta Partners LLC.

(24) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. Carr controls Pluto Partners LLC.

(25) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. Cassa is a former officer.

(26) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. Cassa controls The Cassa Family Trust.

(27) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. DeMambro is a former officer.

(28) All of the shares listed in the table are vested under Restricted Stock Agreements. Judith A. DeMambro is Mr. DeMambro's spouse.

(29) All of the shares listed in the table are vested under Restricted Stock Agreements. Mr. DeMambro controls The Anthony J. DeMambro Annuity
     Trust Indenture.

(30) All of the shares listed in the table are vested under Restricted Stock Agreements. Mrs. DeMambro controls The Judith A. DeMambro
     Annuity Trust Indenture.

(31) Of the shares listed in the table, 173,938 are currently unvested under Restricted Stock Agreements. Mr. DeVito is Vice President -- Business Development of Tellium.

(32) Of the shares listed in the table, 50,050 are currently unvested under Restricted Stock Agreements. Mr. DeVito controls the KD Family LLC.

(33) Of the shares listed in the table, 268,075 are currently unvested under Restricted Stock Agreements. Mr. DeVito controls the NCAL, LLC.

(34) Of the shares listed in the table, 344,870 are currently unvested under Restricted Stock Agreements.

(35) Of the shares listed in the table, 80,139 are currently unvested under Restricted Stock Agreements. Mr. Gamelin is a General Partner of
     The Gamelin Family Limited Partnership.

(36) Of the shares listed in the table, 9,982 are currently unvested under Restricted Stock Agreements. Nancy Gamelin is Mr. Gamelin's spouse and is the trustee.

(37) Of the shares listed in the table, 275,000 are currently unvested under Restricted Stock Agreements. Mr. Kurtz is a Vice President -- International Sales of Tellium.

(38) Of the shares listed in the table, 75,000 are currently unvested under Restricted Stock Agreements. Mr. Kurtz is a partner of the Kurtz Family Trust, which owns The Kurtz Family Limited Partnership.

(39) Of the shares listed in the table, 349,250 are currently unvested under Restricted Stock Agreements. Mr. Losch is Chief Financial Officer, Secretary and Treasurer of Tellium.

(40) Of the shares listed in the table, 178,875 are currently unvested under Restricted Stock Agreements. Mr. Losch controls the Michael Losch
     2000 GRAT.

(41) Of the shares listed in the table, 150,000 are currently unvested under Restricted Stock Agreements. Clifford Lynch controls the CJL Family LLC.

(42) Information regarding these persons or entities will be added by further supplement to this prospectus

         The selling stockholders will determine the actual number of shares, if any, that they will sell. Because the selling stockholders may sell all, some or none of the shares of common stock that they hold, we are unable to estimate the amount or percentage of shares of common stock that they will hold after completion of the offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, assignees, transferees or successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus (collectively, the "selling stockholders") may, from time to time, sell any or all of the shares of common stock offered hereby on the Nasdaq Stock Market or any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be made at market prices prevailing at the time of the sale or at negotiated or fixed prices. The selling stockholders will act independently of Tellium in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        underwritten offerings;

         o        short sales;

         o agreements by the broker-dealer and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted by applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to the Company in certain circumstances rather than under this reoffer prospectus.

         Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling stockholders. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling stockholders sell shares short, they may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling stockholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

         Tellium will file a supplement to this reoffer prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or financial institution for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or financial institution. Such supplement will disclose:

         o the name of each selling stockholder and of the participating broker-dealer(s) or financial institution(s),

         o        the number of shares involved,

         o        the price at which such shares were sold,

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s) or financial institution(s), where applicable,

         o that such broker-dealer(s) or financial institution(s) did not conduct any investigation to verify the information set out or incorporated by reference in this reoffer prospectus, and

         o        other facts material to the transaction.

         In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, Tellium will file a supplement to this reoffer prospectus.

         We will not pay any of the expense associated with sales by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

         The selling stockholders and any underwriters, brokers, dealers, financial institutions or agents that participate in the distribution of the common stock may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, financial institutions or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

                                 LEGAL MATTERS

         The validity of the shares of our common stock offered by this reoffer prospectus will be passed upon for Tellium by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, D.C.

                                    EXPERTS

     The financial statements and the related financial statement schedule as of December 31, 2000 and 1999, and for the years then ended, incorporated by reference in this reoffer prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     The financial statements and schedule for the year ended December 31, 1998 appearing in Tellium, Inc.'s Registration Statement (No. 333-46362) on Form S-1 and incorporated by reference in the prospectus under Rule 462(b) filed on May 17, 2001 with the Securities and Exchange Commission, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and schedule given on the authority of such firm as experts in accounting and auditing.

     The audited financial statements for Astarte Fiber Networks, Inc. as of and for the years ended December 31, 1998 and December 31, 1999, incorporated by reference in this reoffer prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at this address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

         Our SEC filings are also available on the SEC's website at www.sec.gov. We have filed with the SEC a registration statement on Form S-8, of which this reoffer prospectus is a part, under the Securities Act of 1933 with respect to the securities being offered. This reoffer prospectus does not contain all of the information set forth in the registration statement. We have omitted information as permitted by the rules and regulations of the SEC. Statements contained in this reoffer prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement made in this reoffer prospectus is qualified in all respects by the contents of the exhibits and schedules to the registration statement.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

         o        Current Report on Form 8-K filed on October 25, 2001;

         o        Quarterly Report on Form 10-Q for the quarter ended September
                  30, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

         o Final prospectus under Rule 424(b), filed on May 17, 2001, that contains audited financial statements for our latest fiscal year and a description of our common stock;

         o Registration Statement on Form 8-A, filed on May 11, 2001, under Section 12 of the Securities Exchange Act of 1934; and

         o Registration Statement on Form S-1 (No. 333-46362) originally filed on September 22, 2000, including all amendments.

         All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                                 INDEMNIFICATION

      Our amended and restated certificate of incorporation provides for us to indemnify our directors and officers to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted under our amended and restated certificate of incorporation or otherwise to our directors, officers or controlling persons of Tellium, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Tellium in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by Tellium with the SEC, are incorporated by reference in this registration statement:

         o        Current Report on Form 8-K filed on October 25, 2001;

         o        Quarterly Report on Form 10-Q for the quarter ended September
                  30, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

         o Final prospectus under Rule 424(b), filed on May 17, 2001, that contains audited financial statements for our latest fiscal year and a description of our common stock;

         o Registration Statement on Form 8-A, filed on May 11, 2001, under Section 12 of the Securities Exchange Act of 1934; and

         o Registration Statement on Form S-1 (No. 333-46362) originally filed on September 22, 2000, including all amendments.

         All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

         Under Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended and restated, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under
Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

         The Registrant's Certificate of Incorporation, as amended and restated, requires the Registrant to indemnify its directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. The Registrant's Certificate of Incorporation, as amended and restated, provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the Delaware General Corporation Law.

         The above discussion of Section 145 and of the Registrant's Certificate of Incorporation, as amended and restated, is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Registrant's Certificate of Incorporation, as amended and restated.

         The Registrant has obtained primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against some liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         The shares to be offered and sold under the reoffer prospectus were initially issued by Tellium in transactions deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to an employee benefit plan or contract relating to compensation, (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, or (3) Rule 504 or Rule 506 under Regulation D of the Securities Act.

ITEM 8. EXHIBITS.

         The following documents are filed as exhibits to this registration statement:

Exhibit  Description of Exhibit
-------  ----------------------

4.1      Special 2001 Stock Incentive Plan.

4.2      Form of Special 2001 Stock Incentive Plan Option Agreement.

4.4      Form of Restricted Stock Agreement for Employees, filed as Exhibit
         10.12 to Tellium's Registration Statement (File No. 333-46362) on Form S-1.*

5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the shares of common stock covered by this registration statement.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Arthur Andersen LLP.

23.4     Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above).

24.1 Power of Attorney (included on signature page of this registration statement).

---------------
* Incorporated by reference.

---------------

ITEM 9. UNDERTAKINGS.

       (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Tellium pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tellium pursuant to the foregoing provisions, or otherwise, Tellium has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tellium will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tellium certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanport, State of New Jersey, on November 14, 2001.

                                  TELLIUM, INC.

                                  By:  /s/ Harry J. Carr
                                     --------------------------
                                     Harry J. Carr
                                     Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned directors and officers of Tellium, Inc. hereby constitute and appoint Harry J. Carr and William Proetta and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and new registration statements relating to this Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                             DATE
   /s/ Harry J. Carr                        Chief Executive Officer and                       November 14, 2001
-----------------------------------         Chairman of the Board of Directors
Harry J. Carr                               (Principal Executive Officer)




   /s/ William Proetta                      President and Chief Operating Officer             November 14, 2001
-----------------------------------
William Proetta



   /s/ William B. Bunting                   Director                                          November 14, 2001
-----------------------------------
William B. Bunting



   /s/ Michael M. Connors                   Director                                          November 14, 2001
-----------------------------------
Michael M. Connors



   /s/ Jeffrey A. Feldman                   Director                                          November 14, 2001
-----------------------------------
Jeffrey A. Feldman



   /s/ Edward F. Glassmeyer                 Director                                          November 14, 2001
-----------------------------------
Edward F. Glassmeyer



   /s/ William A. Roper                     Director                                          November 14, 2001
-----------------------------------
William A. Roper


   /s/ Richard C. Smith                     Director                                          November 14, 2001
-----------------------------------
Richard C. Smith



   /s/ Michael J. Losch                     Chief Financial Officer (Principal                November 14, 2001
-----------------------------------         Financial and Accounting Officer)
Michael J. Losch

                                  EXHIBIT INDEX

         The following documents are filed as exhibits to this registration statement:

EXHIBIT  DESCRIPTION OF EXHIBIT
-------  ----------------------

4.1      Special 2001 Stock Incentive Plan.

4.2      Form of Special 2001 Stock Incentive Plan Option Agreement.

4.5      Form of Restricted Stock Agreement for Employees, filed as Exhibit
         10.12 to Tellium's Registration Statement (File No. 333-46362) on Form S-1.*

5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the shares of common stock covered by this registration statement.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Arthur Andersen LLP.

23.4     Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above).

24.1 Power of Attorney (included on signature page of this registration statement).

---------------
* Incorporated by reference.

                                       E-1